Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-125122 and No. 333-116976 on Form S-8 and in Registration Statement No. 333-124194 on Form S-3 of our reports, relating to the consolidated financial statements of MoneyGram International, Inc., and management’s report on the effectiveness of internal control over financial reporting, dated February 27, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the revision of the consolidated statements of cash flows described in Note 2), appearing in the Annual Report on Form 10-K of MoneyGram International, Inc. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 27, 2006